[Cahill Gordon & Reindel Letterhead]



                                 August 25, 1997



                                                                  (212) 701-3000

Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Ladies and Gentlemen:

     We are counsel to Risk Capital Holdings, Inc., a Delaware corporation (the "Company"), and have acted in such capacity in connection with the Company's registration statement on Form S-3 (the "Registration Statement"), being filed under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement registers under the Securities Act 1,750,000 shares of the Company's common stock ("Common Stock") which may be offered and sold from time to time by The Trident Partnership, L.P. (the "Selling Stockholder").

     We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deem necessary to examine for the purpose of this opinion.

     Based on such examination, it is our opinion that the shares of Common Stock that are offered for sale pursuant to the Registration Statement are legally issued, fully paid and non-assessable.

     We are members of the bar of the State of New York and we do not hold ourselves out as being conversant with, and express no opinion as to, the laws of any jurisdiction other than those of the United States of America, the State of New York, and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the section entitled "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

                                Very truly yours,

                                /s/ Cahill Gordon & Reindel